Exhibit 10.3

NON-COMPETITION AGREEMENT

THIS AGREEMENT is made by and between MiMedx Group, Inc., (the “Company”) and Name (“Employee”). In consideration of the employment or continued employment of the Employee and the salary and other remuneration and benefits paid by the Company to the Employee while Employee is employed by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree:
1. Employee Acknowledgments

(a)
The Employee agrees that the Company is engaged in the highly competitive business of an integrated developer, processor and/or marketer of (i) collagen based biomaterials and products, (ii) bioimplants processed from human amniotic membrane, (iii) other amnion-based products, (iv) tissue regeneration products, and (v) other existing or future products developed, manufactured, marketed, authorized, offered or provided by the Company (the “Business”).

(b)
The restrictive covenant set forth below in Section 2 is essential for the Company to protect its: (i) trade secrets (as defined by the Georgia Trade Secrets Act of 1990, or similar state law, or the Defend Trade Secrets Act of 2016); (ii) valuable confidential information; (iii) substantial relationships with specific prospective or existing customers; (iv) customer good will associated with (A) the Business, including, but not limited to, by way of trade name, trademark, service mark, or trade dress, (B) a specific geographic location; or (C) a specific marketing or trade area; or (v) extraordinary or specialized training.

(c)
Employee: (i) by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of Employee’s employment with the Company will attain a high level of influence or credibility with the Company’s customers, vendors, or other business relationships; or (ii) by reason of working for the Company, will be in possession of selective or specialized skills, learning, or abilities, or customer contacts or customer information, or confidential information.

(d)
In the course of Employee’s employment with the Company, Employee has done or will do one or more of the following (i) customarily and regularly solicit for the Company customers or prospective customers; (ii) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others; (iii) perform the following duties: (A) have a primary duty of managing the Company or a customarily recognized department or subdivision of the Company; (B) customarily and regularly direct the work of two or more other employees; or (C) have the authority to hire or fire other employees or have particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) perform the duties of a key employee or professional, as such terms are defined under the Georgia Restrictive Covenants Act.

2. Non-Competition

During Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment for any reason (the “Termination Date”), Employee shall not, within the Territory (as such term is defined below in Section 2 of this Agreement), either directly or indirectly, (i) provide the same or similar services, engage in the same or similar activities, or manage the same or similar services as those provided or engaged in by Employee for or on behalf of the Company within two (2) years prior to the Termination Date for any business offering products or services competitive with those offered by the Company; or (ii) serve in a general management capacity or engage in general management activities for any business offering products or services competitive with those offered by the Business.

For purposes of this Agreement, “Territory” means any state in which Employee performs services on behalf of the Company and any U.S. state in which a customer to which Employee provides services on behalf of the Company is located at any time during Employee’s relationship with the Company. Employee agrees and acknowledges that as of the Effective Date, the Employee will be providing services on behalf of the Company in each of the U.S. states indicated below. The Employee further agrees and acknowledges that from time to time during the course of Employee’s employment with the Company, Employee may begin to provide services in other U.S. states not indicated below in which a customer to which Employee provides services on behalf of the Company after the Effective Date, is located (“Additional States”). Upon the Employee’s Termination Date, the combination of the states indicated below plus such Additional States shall form the Territory in which this Agreement is enforced. Such Additional States and the states indicated below will be limited to those in which the above-described services were provided by the Employee on behalf of the Company within two (2) years prior to the Termination Date.

_____Employee Initial    Page 1 of 3

☒ Alabama	☒ Indiana	☒ Nebraska	☒ Rhode Island
☒ Alaska	☒ Iowa	☒ Nevada	☒ South Carolina
☒ Arizona	☒ Kansas	☒ New Hampshire	☒ South Dakota
☒ Arkansas	☒ Kentucky	☒ New Jersey	☒ Tennessee
☒ California	☒ Louisiana	☒ New Mexico	☒ Texas
☒ Colorado	☒ Maine	☒ New York	☒ Utah
☒ Connecticut	☒ Maryland	☒ North Carolina	☒ Vermont
☒ Delaware	☒ Massachusetts	☒ North Dakota	☒ Virginia
☒ Florida	☒ Michigan	☒ Ohio	☒ Washington
☒ Georgia	☒ Minnesota	☒ Oklahoma	☒ West Virginia
☒ Hawaii	☒ Mississippi	☒ Oregon	☒ Wisconsin
☒ Idaho	☒ Missouri	☒ Pennsylvania	☒ Wyoming
☒ Illinois	☒ Montana		☒ District of Columbia

3. Severability
If any part or provision in this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, such determination shall not affect the validity of any other part or provision of this Agreement, but such other parts or provisions shall remain in full force and effect. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant. If a court should determine not to enforce a covenant as written due to overbreadth, whether due to too great a period of time, too large a territory, or too broad a scope of prohibited activities, the covenant shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The covenants in this Agreement are independent of any other rights or obligations between the parties, and any dispute between the parties as to any such right or obligations shall not delay, preclude or otherwise limit the enforcement of any rights or obligations in this Agreement.
4. Successors
This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Employee, Employee’s heirs, executors and administrators.
5. Injunctive Relief
The Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement, the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to injunctive relief from the courts enjoining said breach or threatened breach. The Employee further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.
6. Tolling
In the event the enforceability of any of the terms of this Agreement shall be challenged in a court of competent jurisdiction and Employee is not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction finds that the challenged restrictive covenant(s) is enforceable, the time periods set forth herein shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

7. Reasonableness of Restrictions
Employee warrants that the restraints imposed upon Employee under Section 2 above: (i) are reasonable, (ii) do not and would not impose an undue economic hardship upon Employee, (iii) are necessary for the reasonable and proper protection of the Company and the Business, and (iv) are reasonable in respect to subject matter, length of time and geographic area.
8. Waiver of Breach
The Company’s waiver of a breach of any provision of this Agreement by the Employee does not waive any subsequent breach by the Employee, nor does the Company’s failure to take action against any other employee for similar breaches operate as a waiver by the Company of a breach.

_____Employee Initial    Page 2 of 3

9. Entire Agreement and Modification
This Agreement represents the entire understanding between Employee and the Company on a matter addressed herein and may not be modified, changed or altered by any promise or statement of any other employee of the Company other than in a writing signed by Employee and an authorized representative of Company. This Agreement supersedes and entirely replaces any other all prior discussions, agreements, and understandings of every kind and nature, whether oral or in writing, between the parties with respect to the subject matters addressed herein. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.
10. Governing Law; Jurisdiction; Venue
This Agreement has been entered into under and shall be governed by the laws of the State of Georgia. The parties agree that the state and federal courts located in Cobb County, Georgia shall be the sole and exclusive jurisdiction and venue for all disputes between the parties under this Agreement. Employee hereby irrevocably consents to the jurisdiction and venue of the state and federal courts located in Cobb County, Georgia for adjudication of all disputes between the parties under this Agreement or otherwise related to the parties’ relationship. Employee hereby waives any objections or defenses to jurisdiction or venue in any such proceeding before such court.

11. Employee’s Status

Nothing in this Agreement will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company will continue to employ Employee, nor will this Agreement affect in any way the right of the Company to terminate the employment of Employee at any time and for any reason whatsoever. By Employee’s execution of this Agreement, Employee acknowledges and agrees that Employee’s employment with the Company is “at will”. No change of Employee’s duties as an employee of the Company will result in, or be deemed to be, a modification of the terms of this Agreement.

12. Future Employment
For so long as the restricted period in Section 2 of this Agreement remains in effect, Employee shall provide any employers or prospective employers with a copy of this Agreement. For so long as the restricted periods in the covenants in this Agreement remain in effect, the Employee also expressly consents to the Company providing a copy of this Agreement to any of the Employee’s future employers.

13. Prevailing Party
If the Company is the prevailing party in any proceeding or action at law or in equity brought by the Company to enforce or interpret the terms of this Agreement, Employee shall reimburse the Company for the costs (including reasonable attorney’s fees and expert fees) incurred by the Company in such proceeding.

The parties hereto have duly executed this Agreement on the date identified below.

Employee has carefully read and understands the provisions of this Agreement and has had the opportunity to seek independent legal advice prior to signing this Agreement. Employee represents and warrants that Employee has entered into this Agreement voluntarily and after consulting with whomsoever Employee wished.

Executed this ___________day of _________________________, 20______.
(day) (month) (year)

_____Employee Initial    Page 3 of 3

File Copy

MiMedx Group, Inc.

Name	By: Thornton A. Kuntz, Jr. Senior Vice President, Administration

_____Employee Initial    Page 1 of 2